EXHIBIT 99.1

December 5, 2011

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES AGREEMENT
TO ACQUIRE CONTROL OF NATIONAL BEEF AND DECLARES $0.25 PER SHARE
CASH DIVIDEND

New York, New York- December 5, 2011- Leucadia National Corporation (NYSE: LUK) announced today that it has entered into a membership interest purchase agreement with National Beef Packing Company, LLC (“National Beef”) and its members, pursuant to which Leucadia will acquire 78.95% of National Beef for a net aggregate cash purchase price of $867.9 million to be paid from Leucadia’s available cash and investments.  National Beef is one of the largest beef processing companies in the Unites States.  National Beef processes, packages and delivers fresh and frozen beef and beef by-products for sale to customers in the U.S. and international markets. National Beef’s products include boxed beef, ground beef, hides, tallow and other beef and beef by-products.  In addition, National Beef sells value-added beef products including branded boxed beef, case-ready beef, portion control beef and further processed hides.  National Beef markets its products to retailers, food service providers, distributors, further processors and the U.S. military.

The current owners of National Beef, U.S. Premium Beef, LLC, NBPCo Holdings, LLC and Timothy Klein, National Beef’s Chief Executive Officer, will continue as minority owners of National Beef after consummation of the transaction. For additional information concerning National Beef, see its filings with the Securities and Exchange Commission, which may be found at www/sec/gov.

Completion of the transactions contemplated by the purchase agreement is subject to certain customary closing conditions, including, among other things, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the members of USPB.  The board of directors of USPB has approved the purchase agreement and has agreed to recommend that USPB’s members approve the transaction.

Leucadia expects to complete the transactions by the end of 2011 and anticipates that following consummation of the transaction, National Beef will continue to operate in the same manner and with the same management as is currently in place.

Leucadia also announced that its Board of Directors has declared a cash dividend equal to $0.25 per Leucadia’s common share payable on December 30, 2011 to record holders of Leucadia common shares on December 16, 2011.

* * * * *

This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Leucadia’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and its Annual Report on Form 10-K, as amended, for the year ended December 31, 2010. These forward-looking statements speak only as of the date hereof. Leucadia disclaims any intent or obligation to update these forward-looking statements.

Leucadia National Corporation, with its principal business address at 315 Park Avenue South, New York, New York 10010, is a holding company engaged in a variety of businesses.

2